Exhibit 15.3

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-290523, File No. 333-290639 and File No. 333-291842) and Form S-8 (File No. 333-284174) of Rezolve AI plc of our reports dated June 15, 2026, relating to the consolidated financial statements of Aegean Bidco Limited, appearing in this Report of Foreign Private Issuer on Form 6-K.

/s/ Buzzacott Audit LLP

London, United Kingdom

September 1, 2026